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Exhibit 10.7

EXECUTION COPY

AIRPLANE USE AND REIMBURSEMENT AGREEMENT

        This Airplane Use and Reimbursement Agreement (this "Agreement") is entered into as of November 18, 2004 by and between Bernard L. Schwartz, an individual ("Executive"), and K&F Industries, Inc., a Delaware corporation (the "Company").

        WHEREAS, Executive and the Company desire that Executive provide for certain arrangements relating to the use and operation of that certain 1988 Gulfstream G-IV Aircraft (Federal Aviation Administration ("FAA") Registration Mark N200LC) (the "Airplane"), which is currently leased by the Company pursuant to that certain Aircraft Lease Agreement, dated as of November 4, 2003 (the "Airplane Lease"), by and between the Company and AVN Air, LLC (the "Lessor").

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreement set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     Use of Airplane.

          (a)   Subject to the terms and conditions set forth herein, during the Term (as defined in Section 1(b) below), Executive shall be entitled to the full and exclusive use of the Airplane.

          (b)   The term of this Agreement (the "Term") shall begin immediately following the effective date of the closing of the purchase of all of the outstanding capital stock of the Company (the "Sale Transaction") in accordance with that certain Stock Purchase Agreement, dated as of October 15, 2004, by and among the Company, AAKF Acquisition, Inc., a Delaware corporation ("Aurora"), and the stockholders named on Exhibit A therein, and end on November 3, 2008, subject to Section 2 hereof.

        2.     Termination of Airplane Lease and Term.

          (a)   Cancellation Option Elected by Executive. Notwithstanding any other provision herein, Executive is entitled to give the Company notice of his election to cause the Airplane Lease to be canceled in accordance with the "Cancellation Option" under Section 18 of the Airplane Lease. Such notice will be effective only if delivered in writing to the Company by no later than January 15, 2005. Upon delivery of such notice, the Company shall have the right, but not the obligation, to cancel the Airplane Lease under Section 18 of the Airplane Lease; provided that (i) if the Company elects to not so cancel the Airplane Lease, the "Term" shall then expire as of midnight, May 4, 2005 and the Company shall be responsible for all costs, expenses, liabilities, obligations or indebtedness related to the Airplane Lease, in each case to the extent incurred after May 4, 2005; and (ii) if the Company elects to so cancel the Airplane Lease, the "Term" shall end when the Lessor accepts possession of the Airplane from the Company in accordance with the terms of the Airplane Lease.

          (b)   Cancellation Option Elected by the Company. Notwithstanding any other provision herein, the Company is entitled to give Executive notice of its election to cause the Airplane Lease to be canceled in accordance with the "Cancellation Option" under Section 18 of the Airplane Lease. Such notice will be effective only if delivered in writing to Executive by no later than January 15, 2005. If the Company so elects to cancel the Airplane Lease, then the "Term" shall end when the Lessor accepts possession of the Airplane from the Company in accordance with the terms of the Airplane Lease.

          (c)   Termination Option Elected by Executive. Notwithstanding any other provision herein, after February 4, 2005, Executive is entitled to give the Company notice of his election to cause the Airplane Lease to be terminated in accordance with the "Early Termination" provisions of

  Section 17 of the Airplane Lease. Any such notice shall specify a termination date by which Executive intends the Company to terminate the Airplane Lease (the "Section 17 Termination Date"), which shall be at least 105 days from the date such notice is delivered. Upon delivery of such notice, the Company shall have the right, but not the obligation, to terminate the Airplane Lease under Section 17 of the Airplane Lease; provided that (i) if the Company elects to not so terminate the Airplane Lease, the "Term" shall then expire as of midnight on the Section 17 Termination Date and the Company shall be responsible for all costs, expenses, liabilities, obligations or indebtedness related to the Airplane Lease, in each case to the extent incurred after the Section 17 Termination Date; and (ii) if the Company elects to so terminate the Airplane Lease, the "Term" shall end when the Lessor accepts possession of the Airplane from the Company or the Airplane is otherwise sold in accordance with the terms of the Airplane Lease.

          (d)   Termination Option Elected by the Company. Notwithstanding any other provision herein, after February 4, 2005, the Company is entitled to give Executive notice of its election to cause the Airplane Lease to be terminated in accordance with the "Early Termination" under Section 17 of the Airplane Lease. The Company will deliver such notice, if any, to Executive at least 15 days prior to submitting to the Lessor the termination notice contemplated by Section 17 of the Airplane Lease. If the Company so elects to terminate the Airplane Lease, then the "Term" shall end when the Lessor accepts possession of the Airplane from the Company or the Airplane is otherwise sold in accordance with the terms of the Airplane Lease.

        3.     Compliance with Airplane Lease.

        Subject to Section 2 hereof, during the Term, (a) the Company shall not terminate the Airplane Lease and (b) Executive shall perform, cause to be performed, or direct the Company to perform, all of the Company's obligations under the Airplane Lease, including the payment of all amounts payable by the Company thereunder. Subject to Section 2 hereof, the Company agrees to take promptly any actions with respect to the performance of the Airplane Lease as Executive may reasonably request (including without limitation maintaining the existence and operations of the corporate subsidiary of the Company previously established to operate the Airplane), but Executive shall be solely responsible for the Company's compliance with the Airplane Lease and shall promptly reimburse the Company for its costs and expenses relating to any requests made by Executive pursuant to this Agreement.

        4.     Payment of All Aircraft Liabilities.

          (a)   Regardless of the nature or frequency of Executive's use of the Airplane, Executive shall be solely and exclusively responsible for the use, operation and control (subject to Section 3 hereof) of the Airplane and the payment of any and all costs, expenses, liabilities, obligations or indebtedness relating to the Airplane (collectively, "Airplane Liabilities"), including, without limitation, as set forth below:

            (i)    Executive shall make, or reimburse the Company for, all payments owed by the Company pursuant to the Airplane Lease, including all Rent (as defined in the Airplane Lease) and any termination and/or severance fees payable by the Company as a result of the termination of the Airplane Lease, including any Termination Value (as defined in the Airplane Lease) or other amounts owed by the Company pursuant to Section 17 of the Airplane Lease (except as contemplated by Section 2(a) or 2(c) hereof);

            (ii)   Executive shall pay, or reimburse the Company for, all operating costs associated with the use of the Airplane and incurred during the Term, including, without limitation, costs of pilots, cabin personnel, mechanics, and other ground support personnel (the foregoing collectively, the "Flight Crew"), fuel, oil, lubricants, landing and navigation fees, airport charges, passenger service and any and all other expenses of any kind or nature, arising directly or indirectly in connection with or related to the use, housing, storage, movement and operation of the Airplane during the Term;

            (iii)  Executive shall be responsible for, or reimburse the Company for, all repairs or maintenance of the Airplane during the Term; the term "repairs" shall include all necessary service, repairs, tests, and maintenance (both routine and extraordinary) of the Airplane as appropriate to maintain the Airplane in accordance with applicable law;

            (iv)  During the Term, Executive shall maintain or cause to be maintained all aircraft documents required by the terms of the Airplane Lease, the FAA, the Airplane manufacturer, the engine manufacturer, and the manufacturers of component parts, and said aircraft documents shall be maintained in a current, accurate, and complete manner and shall be available at all reasonable times for examination and inspection by the Company;

            (v)   Executive shall file, or promptly furnish to the Company, such information with respect to his use of the Airplane as shall be required to enable the Company to file all reports required by any Governmental Authority relating to the Company's lease of Airplane;

            (vi)  Executive, at his sole expense, shall locate and retain (either through direct employment or contracting with an independent contractor for flight services) a duly-qualified Flight Crew; all members of the Flight Crew shall be fully competent and experienced, duly licensed, and qualified in accordance with the requirements of applicable law, all insurance policies covering the Airplane and the Airplane Lease; all members of the Flight Crew who are pilots shall be fully trained in accordance with an FAA-approved training program, including initial and recurrent training and, where appropriate, contractor-provided simulator training; and Executive shall be responsible for, or reimburse the Company for, all costs and expenses relating to the Flight Crew during the Term, including any compensation, severance or other expenses or liabilities; and

            (vii) Executive shall provide for, or reimburse the Company for, all insurance with respect to the Airplane during the Term, the engines and the Flight Crew, as applicable, in such amounts and covering such risks as are currently held by the Company with respect to the Airplane or, if greater, as are required under the Airplane Lease.

          (b)   To the extent that the Company is required to pay any of the Airplane Liabilities pursuant to the terms of the Airplane Lease or otherwise, Executive will reimburse the Company for any such Airplane Liabilities on a monthly basis. The Company shall have the right to offset against Executive's compensation under the Employment Agreement, dated as of the date hereof, by and between Executive and the Company, any amounts owed to it by Executive pursuant to this Agreement. During the Term, the Company shall not incur any expenses or costs relating to the Airplane without the consent of Executive (which shall not be unreasonably withheld) unless expressly required by the terms of the Airplane Lease.

          (c)   Any cost or expense reimbursement owed by Executive to the Company hereunder shall be net of any income actually received by the Company in respect of the operation of the Airplane.

          (d)   In the event that the Lessor asserts or determines that any of the Sale Transaction, this Agreement or either party's actions hereunder violates the Lease, or constitutes an event of default thereunder, including, without limitation, pursuant to Section 12(a)(x) thereof, Executive shall be responsible for any and all costs, fees, expenses or liabilities incurred by the Company as are the result of such violation or default and shall promptly reimburse the Company with respect thereto.

        5.     Indemnification by Executive.

          (a)   Executive shall save, defend, indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, employees, attorneys and agents and the successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys' fees, costs and other out-of-pocket expenses incurred in investigating, prosecuting, preparing for the prosecution or defense of or defending the foregoing) asserted against, incurred, sustained or suffered by any of the foregoing as a result of or arising out of the Airplane, including without limitation, the Airplane Liabilities.

          (b)   Any payment by Executive pursuant to Section 5(a) in respect of any indemnifiable event shall be net of any insurance or other proceeds recovered by the Company in respect of such claim. In the event that an insurance or other recovery is received by the Company with respect to any such indemnifiable event for which the Company has previously been indemnified by Executive hereunder, then the Company shall promptly make a refund to Executive in an amount equal to the lesser of (i) the total amount of such insurance recovery (net of collection expenses) and (ii) the amount previously paid by Executive as indemnification for such indemnifiable event.

        6.     Right to Inspection.

        The Company and its agents shall have the right to inspect the Airplane or any related aircraft documents at any reasonable time, upon giving Executive reasonable notice, to ascertain the condition of the Airplane and to satisfy the Company that the Airplane is being properly repaired and maintained in accordance with the requirements of this Agreement. All required repairs shall be performed as soon as practicable after such inspection.

        7.     Definitions. For purposes of this Agreement, the following terms shall have the definitions set forth below:

        "Affiliate" shall mean any Person which directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Company. The parties hereto agree that each of the Aurora Entities shall be deemed to be Affiliates of the Company for purposes of this Agreement.

        "Aurora Entities" means Aurora Equity Partners L.P., a Delaware limited partnership, Aurora Equity Partners II L.P., a Delaware limited partnership, Aurora Overseas Equity Partners I, L.P., a Cayman Islands exempted limited partnership, and Aurora Overseas Equity Partners II, L.P., a Cayman Islands exempted limited partnership.

        "Control" means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

        "Governmental Authority" shall mean the government of any nation or state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled through stock or capital ownership of otherwise, by any of the foregoing.

        "Person" shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

        8.     Miscellaneous.

          (a)   Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telecopy or telex) or the third day after mailing by first class to the recipient at the address indicated below:

    To the Company:

    K&F Industries, Inc.
    c/o Aurora Capital Group
    10877 Wilshire Boulevard
    Suite 2100
    Los Angeles, CA 90024
    Attention: Richard K. Roeder
    Telecopier: (310) 824-2791

    with copies, which shall not constitute notice, to:

    Aurora Capital Group
    10877 Wilshire Boulevard
    Suite 2100
    Los Angeles, CA 90024
    Attention: Richard K. Roeder
    Facsimile: (310) 277-5591

  and:

    Gibson, Dunn & Crutcher LLP
    333 South Grand Avenue
    Los Angeles, CA 90071-3197
    Attention: Bruce D. Meyer, Esq.
    Facsimile: (213) 229-7520

  To Executive:

    Bernard L. Schwartz
    944 Fifth Avenue, 8th Floor
    New York, New York 10021
    Telecopier: (212) 288-0705

    With a copy to:

    Neil Novikoff, Esq.
    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, New York 10019
    Facsimile: (212) 728-8111

or to such other address or to the attention of such other Person as the recipient party will have specified by prior written notice to the sending party.

          (b)   Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          (c)   Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

          (d)   Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

          (e)   Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

          (f)    Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

          (g)   Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of New York, County of New York or the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 6(a) hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 6(g) shall affect or eliminate any right to serve process in any other matter permitted by law.

          (h)   Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement. In particular, the provisions of Section 4, 5, 7 and 8 shall survive the expiration or termination of the Term and of this Agreement.

          (i)    Waiver. Except as provided herein, the waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

          (j)    Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

          (k)   Construction. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

          (l)    Withholdings. The Company may withhold from any amounts payable to Executive under this Agreement an amount sufficient to satisfy the minimum requirements set by applicable law to be withheld therefrom for withholding and payroll taxes, if any. All amounts withheld to satisfy the requirements of applicable law, if any, will be deemed to have been paid to Executive for purposes of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

/s/ BERNARD L. SCHWARTZ Bernard L. Schwartz
K&F Industries, Inc.
By:	/s/ KENNETH M. SCHWARTZ
	Name:	Kenneth M. Schwartz
	Title:	Chief Executive Officer, President and Director

QuickLinks

  Exhibit 10.7
  EXECUTION COPY
AIRPLANE USE AND REIMBURSEMENT AGREEMENT